Exhibit 99.1

Contact:

AtriCure, Inc.

Andy Wade

Vice President and Chief Financial Officer

(513) 755-4564

awade@atricure.com

Investor Relations Contact

Lynn Pieper

Westwicke Partners

(415) 202-5678

lynn.pieper@westwicke.com

AtriCure Reports First Quarter 2014 Financial Results and Updates 2014 Outlook

•	Revenue of $24.8 million – up 27.9%

•	U.S. sales of $18.1 million – up 23.9%

•	International sales of $6.7 million – up 39.9%; 36.4% constant currency

WEST CHESTER, Ohio – April 24, 2014 – AtriCure, Inc. (Nasdaq: ATRC), a leading atrial fibrillation (“Afib”) medical device provider, today announced financial results for the first quarter of 2014.

“We are off to a strong start in 2014, as our commitment to training and education, clinical trial support and innovation continue to pay dividends. We are seeing increasing physician interest in treating patients with challenging Afib conditions, and the belief that management of the left atrial appendage is necessary is becoming increasingly widespread,” said Mike Carrel, President and Chief Executive Officer of AtriCure. “We are also pleased with the integration of the Estech products into our portfolio and the ongoing combination of our sales forces. These accomplishments, combined with our successful financing, give us a solid foundation for future growth.”

First Quarter 2014 Financial Results

Revenue for the first quarter of 2014 was $24.8 million, an increase of $5.4 million or 27.9% (27.0% on a constant currency basis), compared to first quarter 2013 revenue. Domestic revenue increased 23.9% to $18.1 million, driven by strong sales of ablation-related open-heart and AtriClip products. International revenue was $6.7 million, an increase of $1.9 million or 39.9% (36.4% on a constant currency basis) when compared to $4.8 million for the first quarter of 2013. International revenue growth was driven primarily by increases in product sales in Europe and Asia.

Gross profit for the first quarter of 2014 was $17.7 million, compared to $14.1 million for the first quarter of 2013. Gross margin for the first quarter of 2014 and 2013 was 71.1% and 72.5%, respectively. The decrease in gross margin was primarily due to an increased mix of international sales, which carry lower gross margins, and an increase in costs related to recently-acquired Estech products.

Operating expenses for the first quarter of 2014 increased 61.0%, or $9.7 million, compared to the first quarter of 2013. The increase in operating expenses was driven primarily by an increase in selling, marketing, product development and training expenses.

Loss from operations for the first quarter of 2014 was $7.9 million, compared to $1.8 million for the first quarter of 2013. Adjusted EBITDA, a non-GAAP measure, was a loss of $4.7 million for the first quarter of 2014. This included $2.6 million, or $0.10 per share, of costs related to transitioning the Estech business into AtriCure. Net loss per share was $0.31 for the first quarter of 2014 and $0.10 for the first quarter of 2013.

“The integration of our December 31, 2013 acquisition of Estech has been successful to date. While overall operating expenses were higher in the first quarter of 2014 compared to 2013, they are in line with our expectations and investments in our operating structure, and we are maintaining our adjusted EBITDA guidance for the year,” said Andy Wade, Vice President and Chief Financial Officer.

2014 Guidance

Management projects that 2014 revenue will be in the range of $101 million to $104 million, which represents an increase of 23% to 27% over 2013. This compares to previous expectations of 2014 revenue in the range of $100 million to $103 million.

Consistent with the guidance provided in February, adjusted EBITDA, a non-GAAP measure, is projected to be a loss in the range of $9 million to $10 million for 2014, of which approximately $3.5 million of expense will be related to the Estech transaction. AtriCure expects the Estech transaction to be dilutive to earnings in 2014 and accretive in 2015 and beyond.

Conference Call

AtriCure will host a conference call at 4:30 p.m. Eastern Time on Thursday, April 24, 2014 to discuss its first quarter 2014 financial results. A live webcast of the conference call will be available online from the investor relations page of AtriCure’s corporate website at www.atricure.com.

You may also access this call through an operator by calling (866) 271-6130 for domestic callers and (617) 213-8894 for international callers at least 15 minutes prior to the call start time using reservation code 59610347.

The webcast will be available on AtriCure’s website and a telephonic replay of the call will be available through May 24, 2014. The replay dial-in numbers are (888) 286-8010 for domestic callers and (617) 801-6888 for international callers. The reservation code is 43871865.

About AtriCure, Inc.

AtriCure, Inc. is a medical device company providing innovative atrial fibrillation (Afib) solutions designed to produce superior outcomes that reduce the economic and social burden of atrial fibrillation. AtriCure’s Synergy Ablation System is the first and only device approved for the treatment of Persistent and Longstanding Persistent forms of Afib in patients undergoing certain open concomitant procedures. AtriCure’s AtriClip Left Atrial Appendage (LAA) exclusion device is the most widely implanted device for LAA management worldwide. The company believes cardiothoracic surgeons are adopting its ablation and LAA management devices for the treatment of Afib and reduction of Afib related complications such as stroke. Afib affects more than 5.5 million people worldwide.

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include statements that address activities, events or developments that AtriCure expects, believes or anticipates will or may occur in the future, such as earnings estimates (including projections and guidance), other predictions of financial performance, launches by AtriCure of new products and market acceptance of AtriCure’s products. Forward-looking statements are based on AtriCure’s experience and perception of current conditions, trends, expected future developments and other factors it believes are appropriate under the circumstances and are subject to numerous risks and uncertainties, many of which are beyond AtriCure’s control. These risks and uncertainties include the rate and degree of market acceptance of AtriCure’s products, AtriCure’s ability to develop and market new and enhanced products, the timing of and ability to obtain and maintain regulatory clearances and approvals for its products, the timing of and ability to obtain reimbursement of procedures utilizing AtriCure’s products, AtriCure’s ability to consummate acquisitions or, if consummated, to successfully integrate acquired businesses into AtriCure’s operations, AtriCure’s ability to recognize the benefits of acquisitions, including potential synergies and cost savings, failure of an acquisition or acquired company to achieve its plans and objectives generally, risk that proposed or consummated acquisitions may disrupt operations or pose difficulties in employee retention or otherwise affect financial or operating results, competition from existing and new products and procedures or AtriCure’s ability to effectively react to other risks and uncertainties described from time to time in AtriCure’s SEC filings, such as fluctuation of quarterly financial results, reliance on third party manufacturers and suppliers, litigation or other proceedings, government regulation and stock price volatility. AtriCure does not guarantee any forward-looking statement, and actual results may differ materially from those projected. AtriCure undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise. A further list and description of risks, uncertainties and other matters can be found in our Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q.

Use of Non-GAAP Financial Measures

To supplement AtriCure’s condensed consolidated financial statements prepared in accordance with U.S. generally accepted accounting principles, or GAAP, AtriCure uses certain non-GAAP financial measures in this release as supplemental financial metrics. Non-GAAP financial measures provide an indication of performance excluding certain items. Our management believes that in order to properly understand short-term and long-term financial trends, investors may wish to consider the impact of these excluded items in addition to GAAP measures. The excluded items vary in frequency and/or impact on our continuing operations and our management believes that the excluded items are typically not reflective of our ongoing core business operations. Further, management uses results of operations before these excluded items as a basis for its strategic planning. The non-GAAP financial measures used by AtriCure may not be the same or calculated the same as those used by other companies. Reconciliations of the non-GAAP financial measures used in this release to the most comparable GAAP measures for the respective periods can be found in tables later in this release. Non-GAAP financial measures have limitations as analytical tools and should not be considered in isolation or as a substitute for AtriCure’s financial results prepared and reported in accordance with GAAP.

ATRICURE, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In Thousands, Except Per Share Amounts)

(Unaudited)

	Three Months Ended March 31,
	2014	2013
Domestic Revenue:
Open-heart ablation	$10,377	$9,121
Minimally invasive ablation	3,448	3,132
AtriClip	3,620	2,386

Total ablation and AtriClip	17,445	14,639
Valve tools	698	—

Total domestic	18,143	14,639
International Revenue:
Open-heart ablation	3,971	3,258
Minimally invasive ablation	2,003	1,334
AtriClip	443	199

Total ablation and AtriClip	6,417	4,791
Valve tools	287	—

Total international	6,704	4,791
Total revenue	24,847	19,430
Cost of revenue	7,190	5,344

Gross profit	17,657	14,086
Operating expenses:
Research and development expenses	4,001	3,506
Selling, general and administrative expenses	21,581	12,380

Total operating expenses	25,582	15,886

Loss from operations	(7,925)	(1,800)
Other income (expense), net	243	(138)

Loss before income tax expense	(7,682)	(1,938)
Income tax expense	(27)	(5)

Net loss	$(7,709)	$(1,943)

Basic and diluted net loss per share	$(0.31)	$(0.10)

Weighted average shares used in computing net loss per share:
Basic and diluted	24,766	19,544

ATRICURE, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(In Thousands, Except Per Share Amounts)

(Unaudited)

	March 31,	December 31,
	2014	2013
Assets
Current assets:
Cash, cash equivalents and short-term investments	$79,355	$26,211
Accounts receivable, net	14,713	13,652
Inventories	11,082	10,214
Other current assets	2,098	2,410

Total current assets	107,248	52,487
Property and equipment, net	5,769	5,643
Long-term investments	—	7,914
Goodwill and intangible assets, net	45,330	45,685
Other noncurrent assets	207	218

Total assets	$158,554	$111,947

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable and accrued liabilities	$15,975	$24,675
Current maturities of debt and capital leases	38	2,038

Total current liabilities	16,013	26,713
Long-term debt and capital leases	69	4,412
Other noncurrent liabilities	8,209	8,218

Total liabilities	24,291	39,343
Stockholders’ equity:
Common stock	27	23
Additional paid-in capital	264,297	194,933
Accumulated other comprehensive loss	(139)	(139)
Accumulated deficit	(129,922)	(122,213)

Total stockholders’ equity	134,263	72,604

Total liabilities and stockholders’ equity	$158,554	$111,947

ATRICURE, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In Thousands)

(Unaudited)

	Three Months Ended March 31,
	2014	2013
Cash flows from operating activities:
Net loss	$(7,709)	$(1,943)
Adjustments to reconcile net loss to net cash used in operating activities:
Share-based compensation expense	2,142	518
Depreciation and amortization of intangible assets	1,085	461
Amortization of deferred financing costs	59	21
Loss on disposal of equipment	14	15
Amortization/accretion on investments	83	(3)
Change in allowance for doubtful accounts	(17)	8
Other	95	—
Changes in operating assets and liabilities
Accounts receivable	(1,045)	(1,231)
Inventories	(862)	(1)
Other current assets	312	(634)
Accounts payable and accrued liabilities	(8,500)	88
Other non-current assets and liabilities	(55)	127

Net cash used in operating activities	(14,398)	(2,574)
Cash flows from investing activities:
Purchases of available-for-sale securities	—	(2,549)
Maturities of available-for-sale securities	2,550	1,555
Sales of available-for-sale securities	5,884	—
Purchases of property and equipment	(1,020)	(455)

Net cash provided by (used in) investing activities	7,414	(1,449)
Cash flows from financing activities:
Net proceeds from sale of stock	65,872	26,912
Payments on debt and capital leases	(6,343)	(507)
Payment of debt fees and premium on retirement of debt	(100)	(25)
Proceeds from stock option exercises	1,395	1,002
Shares repurchased for payment of taxes on stock awards	(88)	(245)

Net cash provided by financing activities	60,736	27,137
Effect of exchange rate changes on cash and cash equivalents	(5)	(83)

Net increase in cash and cash equivalents	53,747	23,031
Cash and cash equivalents—beginning of period	14,892	7,753

Cash and cash equivalents—end of period	$68,639	$30,784

Supplemental cash flow information:
Cash paid for interest	$102	$140
Cash paid for income taxes	146	30
Noncash investing and financing activities:
Accrued purchases of property and equipment	124	72

ATRICURE, INC. AND SUBSIDIARIES

RECONCILIATION OF GAAP RESULTS TO NON-GAAP RESULTS

(In Thousands)

(Unaudited)

Reconciliation of Non-GAAP Adjusted Loss (Adjusted EBITDA)

	Three Months Ended March 31,
	2014	2013
Net loss, as reported	$(7,709)	$(1,943)
Income tax expense	27	5
Other (income) expense, net (a)	(243)	138
Depreciation and amortization expense	1,085	461
Share-based compensation expense	2,142	518

Non-GAAP adjusted loss (adjusted EBITDA)	$(4,698)	$(821)

	Three Months Ended March 31,
	2014	2013
(a) Other includes:
Net interest expense	$(223)	$(169)
Grant income	363	—
Gain due to exchange rate fluctuation	5	45
Non-employee stock option income (expense)	98	(14)

Other income (expense), net	$243	$(138)

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